Exhibit 4.1

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 5,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value per share. A description of material terms and provisions of our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) and Bylaws, as amended and restated (“Bylaws”) affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

On February 20, 2026, we effected a 1-for-5 reverse stock split and 5 shares of our outstanding Common Stock decreased to one share of Common Stock. Similarly, the number of shares of Common Stock issuable upon the exercise of outstanding stock options or warrants, the conversion of convertible preferred stock, or upon the vesting of outstanding restricted stock units, decreased on a 1-for-5 basis and the exercise price of each outstanding option and warrant increased proportionately.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, except for a vote on any amendment to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock). Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock outstanding at the time or that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our Common Stock are distributable ratably among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and Delaware law

Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual stockholder meetings. Because holders of our Common Stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. Our Board is able to elect a director to fill a vacancy created by the expansion of the Board or due to the resignation or departure of an existing board member by a majority vote of the Board, even if less than a quorum. Our Certificate of Incorporation provides that the number of directors will be fixed exclusively by our Board, and that a majority vote of the Board is required to modify the number of directors. Our Certificate of Incorporation and Bylaws also provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are delivered to us by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, all in accordance with the DGCL and our Bylaws, and that only the Board pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting. Our Certificate of Incorporation provides for the ability of the Board to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board, which rights could be senior to those of our Common Stock. Our Certificate of Incorporation and Bylaws also provide that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our Bylaws, or repeal the provision of our Certificate of Incorporation regarding the election of directors.

The foregoing provisions make it difficult for holders of our Common Stock to replace our Board. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any ‘interested stockholder’, meaning a stockholder who (i) owns 15% or more of the corporation’s outstanding voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period prior to the determination of interested stockholder status, unless:

●	the transaction is approved by the board of directors of the corporation prior to the time that the interested stockholder became an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Equiniti Trust Company, LLC, located in New York, NY, is the transfer agent and registrar for our Common Stock. The transfer agent’s address is 28 Liberty Street, Floor 53, New York, NY 10005.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American under the symbol “NBY.”